Exhibit (1)
                             Underwriting Agreement

         RE Bond Corporate Holdings Trust has elected to sell its corporate bonds to select individuals on a best efforts basis and therefore has not executed, nor does the company anticipate executing an Underwriting Agreement with any broker-dealer for the solicitation and/or sale of our securities.